Exhibit 23.1

KABANI & COMPANY, INC.
Certified Public Accountants
6033 West Century Blvd., Suite 810, Los Angeles, CA 90045

Phone (310) 694-3590

Fax     (310) 410-0371

www.kabanico.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A Amendment No. 2 of Voyant International Corporation and Subsidiaries of our report dated March 27, 2009 on our audits of the balance sheets of Voyant International Corporation and Subsidiaries as of December 31, 2008 and December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the reference to us under the caption “Experts”.

Kabani & Company, Inc.

Los Angeles, California

August 20, 2009